Exhibit 99.1

Harris Interactive Announces its Q4 and FY2005 Results
Gregory Novak Named CEO, Joins Board

Noteworthy points
•	Board unanimously approves Gregory Novak as CEO and Director

•	Q4 revenue up 37% from last year, fiscal 2005 revenue up 42%

•	Q1FY2006 guidance: revenue $46 to $48 million, earnings between $0.00 and $0.01 per share

•	FY2006 guidance: revenue $210 to $220 million, earnings between $0.11 and $0.14 per share

•	Company to hold investor meeting at NASDAQ MarketSite® in New York City on September 20, 2005
ROCHESTER, NY — September 8, 2005 — Harris Interactive® (Nasdaq:HPOL) announced a new executive appointment and released its financial results for the fiscal fourth quarter and fiscal year ended June 30, 2005.
Board names Gregory Novak as CEO and Director
Yesterday, the Harris Interactive board of directors unanimously approved Gregory T. Novak as the Company’s President and Chief Executive Officer and also elected him to the board of directors. “Since being named the acting CEO in early May, Greg has done an outstanding job of rallying this Company and taking the necessary actions that will drive long-term growth and profitability at rates that we expect will outpace the marketplace,” stated George Bell, chairman of Harris Interactive. “The board is one hundred percent behind Greg, and we all look forward to working with him to grow significant shareholder value in Harris Interactive,” Bell concluded.
Notes regarding financial information
On May 19, 2005, Harris Interactive Inc. completed the sale of its Japanese operations. Therefore, in accordance with Financial Accounting Standards Board Statement No. 144 — Accounting for the Impairment or Disposal of Long-Lived Assets, the results reported in this release for both the current and prior reporting periods are for continuing operations only and exclude Japan, which is reported as a discontinued operation, except where otherwise noted.
Fourth quarter fiscal year 2005
Revenue for the fourth quarter of FY2005 was $54.2 million, up 37% when compared with $39.6 million of revenue from the same period a year ago. US revenue was $42.3 million, up 30% from $32.5 million for the FY2005 fourth quarter. European revenue was $11.9 million, up 67% from the $7.1 million of revenue reported for the same period a year ago. Harris Interactive Service Bureau (HISB) revenue was $1.9 million, down nearly 30% from the $2.7 million of HISB revenue reported a year ago. Favorable foreign currency exchange rates added $0.2 million to revenue for the fourth quarter of FY2005.
Global Internet revenue for the fourth quarter of FY2005 was $30.5 million, up 14% from last year’s fourth quarter Internet revenue of $26.7 million. For the fourth quarter of FY2005, US Internet revenue was $27.1 million, up 9% when compared to the $24.9 million of fourth quarter of FY2004. European Internet revenue for the fourth quarter FY2005 was $3.4 million, up 90% from $1.8 million in fourth quarter FY2004. Internet revenue comprised 56% of revenue, 64% of the US revenue and 29% of the European revenue for the fourth quarter of FY2005.
Fourth quarter FY2005 operating income, including one-time items of $1.0 million due to severance payments, was $2.9 million, down 52% when compared to operating income of $6.0 million for the same period last year. One-time items are defined as restructuring and other charges for severance costs, asset write-offs and impairments.
Income from continuing operations for the quarter was $0.7 million, or $0.01 per diluted share including after-tax severance costs of $0.6 million, or $0.01 per diluted share. The tax rate for the fiscal fourth quarter was higher than the expected 40% rate primarily due to changes in state tax estimates and foreign tax rate differences. Income from continuing operations for the fourth quarter FY2004 was $24.9 million, or $0.43 per diluted share, which includes an income tax benefit of $20.7 million, or $0.36 per diluted share due to reversal of a valuation allowance against deferred tax assets.
Net income for the quarter, including $0.5 million in income from discontinued operations, was $1.2 million, or $0.02 per diluted share, compared with net income of $24.8 million, or $0.43 per diluted share for the fourth quarter of fiscal 2004.
“We’ve made significant progress since May in stabilizing the Company, diagnosing the exact causes of profitability drag and developing strategic plans and budgets that will position us to move our growth and earnings closer to what I call 150 – 150 levels; growing fifty percent faster and generating fifty percent more profit than the marketplace average,” commented Gregory T. Novak, president and CEO. “Harris Interactive has the people, the technology and the innovative service offerings that give us a unique advantage in this industry. We know what we need to do, and we have already started to execute our profitable growth strategy,” Novak ended.
Full fiscal year 2005
Revenue for the fiscal year ended June 30, 2005 was $197.0 million, up 42% from the $138.5 million of revenue for fiscal year 2004. US revenue was $149.9 million, up 34% from the $112.0 million of US revenue a year ago. European revenue was $46.5 million, up 76% compared with $26.5 million of revenue in fiscal 2004. HISB revenue for the year was $9.0 million dollars, a 10% decrease from the prior year’s level of $10.0 million. Favorable foreign currency exchange rates added $2.7 million to revenue for fiscal year 2005.
Global Internet revenue for fiscal year 2005 was $109.3 million, up 27% from last year’s $86.1 million. For the year, US Internet revenue was $97.7 million, up 19% when compared to the $81.9 million in fiscal 2004. Fiscal 2005 European Internet revenue was $11.6 million, up 178% from $4.2 million in fiscal 2004. Internet revenue comprised approximately 56% of revenue, 65% of US revenue and 25% of European revenue for the year.
Operating income for fiscal year 2005, including one-time items of $2.8 million, was $9.0 million, down 32% when compared to operating income of $13.3 million for the same period last year.
Fiscal 2005 income from continuing operations was $4.5 million in, or $0.07 per diluted share, including after-tax one-time items of $1.7 million, or $0.03 per diluted share. The tax rate for the fiscal year 2005 was higher than the expected 40% rate primarily due to changes in state tax estimates and foreign tax rate differences. Income from continuing operations for fiscal 2004 was $29.8 million, or $0.52 per fully diluted share, and included an income tax benefit of $20.7 million, or $0.36 per diluted share, principally due to reversal of a valuation allowance against deferred tax assets.
Net income for the fiscal year, including a $3.0 million mostly non-cash loss from discontinued operations, was $1.6 million or $0.03 per diluted share, compared with net income of $29.9 million, or $0.52 per diluted share for fiscal 2004.
Cash and equivalents
As of June 30, 2005, cash, equivalents and marketable securities totaled $36.5 million, down from the $55.1 million reported a year ago, principally due to the cash acquisition payment for Wirthlin Worldwide, but up from the $34.6 million of cash, equivalents and marketable securities reported last quarter.
Q1 and fiscal 2006 guidance
For its first quarter of FY2006, the Company expects revenue in the range of $46 to $48 million, and earnings of between $0.00 and $0.01 per fully diluted share, including $0.01 of non-cash stock option expense. Revenue for the full fiscal year 2006 is expected to range from $210 to $220 million, with full year earnings of between $0.11 and $0.14 per fully diluted share, including $0.03 of non-cash stock option expense.
“The first quarter will be a transitional one as our reorganized business units continue to build momentum and we begin to execute our profitability initiatives. Productivity improvements will continue for the remainder of the year, as well as investments in a number of long-range strategies that should create a solid foundation for improved fiscal year 2007 performance,” said Frank J. Connolly, CFO of Harris Interactive.

Investor meeting scheduled
The Company will host a meeting for analysts and investors, on Tuesday morning, September 20, 2005 at the NASDAQ MarketSite .in New York City. At that time, management will discuss details of its long term growth strategy as well as the state of the market research industry.
Please visit our website: www.harrisinteractive.com/ir to RSVP by September 15, 2005. The meeting will also be webcast live via the Harris Interactive website and will be archived there for 30 days following the event.
Q4 and fiscal 2005 results conference call and webcast access
The Company has scheduled a conference call to discuss these results for Thursday, September 8, 2005 at 5:00 p.m. ET. Gregory T. Novak, president and CEO will host the teleconference. Formal remarks will be followed by a question and answer session.
To access the conference call, please dial toll-free 866.825.3354 in the United States and Canada, or 617.213.8063 internationally. The passcode is 44474915. A live webcast of the conference call will also be accessible via the investor relations section of the Company’s website at www.harrisinteractive.com/ir, where an archived replay of the webcast will be available for 30 days following the call. No telephone replay of the conference call will be available.
This media release, including financial schedules, will be available at our website: www.harrisinteractive.com/ir, prior to the call.
Please see attached schedules for detailed financial information.
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About Harris Interactive®
Harris Interactive Inc. (www.harrisinteractive.com), the 13th largest and fastest-growing market research firm in the world, is a Rochester, NY-based global research company that blends premier strategic consulting with innovative and efficient methods of investigation, analysis and application. Known for The Harris Poll® and for pioneering Internet-based research methods, Harris Interactive conducts proprietary and public research to help its clients achieve clear, material and enduring results.
Harris Interactive combines its intellectual capital, databases and technology to advance market leadership through its U.S. offices and wholly owned subsidiaries, HI Europe in London (www.hieurope.com), Novatris in Paris (www.novatris.com) and through an independent global network of affiliate market research companies. EOE M/F/D/V.
To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, visit www.harrispollonline.com.
Contact:
Dan Hucko
SVP, Corporate Communications – Investor Relations
Harris Interactive Inc.
585-214-7470
800-866-7655 x7470
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

HARRIS INTERACTIVE INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$13,118	$12,511
Marketable securities	23,392	42,603
Accounts receivable, net	35,041	22,476
Costs and estimated earnings in excess of billings on uncompleted contracts	10,808	5,648
Other current assets	3,751	4,170
Deferred tax assets	4,712	6,340
Assets held for sale	—	6,800

Total current assets	90,822	100,548
Property, plant and equipment, net	12,528	6,031
Goodwill	101,287	60,953
Other intangibles, net	12,865	2,745
Deferred tax assets	23,475	26,232
Other assets	1,385	1,562

Total assets	$242,362	$198,071

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	9,611	6,859
Accrued expenses	21,519	11,466
Billings in excess of costs and estimated earnings on uncompleted contracts	13,785	10,756
Liabilities held for sale	—	1,051

Total current liabilities	44,915	30,132
Deferred tax liabilities	3,171	1,739
Other long-term liabilities	1,783	711
Total stockholders’ equity	192,493	165,489

Total liabilities and stockholders’ equity	$242,362	$198,071

HARRIS INTERACTIVE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue from services	$54,193	$39,579	$196,965	$138,482
Cost of services	26,188	16,934	93,330	64,543

Gross profit	28,005	22,645	103,635	73,939
	51.7%	57.2%	52.6%	53.4%

Operating expenses:
Sales and marketing expenses	5,506	3,412	20,366	11,915
General and administrative expenses	17,560	11,849	65,746	43,964
Depreciation and amortization	2,000	1,385	7,362	4,796
Restructuring charges	77	—	1,132	—

Total operating expenses	25,143	16,646	94,606	60,675
Operating income	2,862	5,999	9,029	13,264
Interest and other income, net	162	100	592	530

Income from continuing operations before income taxes	3,024	6,099	9,621	13,794
Income tax expense	2,360	(18,768)	5,083	(16,009)

Income from continuing operations	664	24,867	4,538	29,803
Income (loss) from discontinued operations (including loss on disposal of $2.7 million in 2005)	488	(66)	(2,955)	115

Net income (loss)	$1,152	$24,801	$1,583	$29,918

Basic net income (loss) per share (*):
Continuing operations	$0.01	$0.44	$0.08	$0.53
Discontinued operations	0.01	0.00	(0.05)	0.00

Basic net income (loss) per share	$0.02	$0.44	$0.03	$0.53

Diluted net income (loss) per share (*):
Continuing operations	$0.01	$0.43	$0.07	$0.52
Discontinued operations	0.01	0.00	0.05)	0.00

Diluted net income (loss) per share	$0.02	$0.43	$0.03	$0.52

Weighted average shares outstanding -
Basic	61,311,215	56,937,682	60,264,152	56,099,330
Diluted	61,867,598	58,281,834	61,238,064	57,444,785
(*) Figures might not add due to rounding.

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